Exhibit 21.1
SUBSIDIARIES OF ZYNGA INC.

Astro Ape SGS, LLC (Delaware)

DNA Games LLC (Delaware)

Presidio Media Canada Inc. (Canada)

XPD Media Inc. (Cayman)

Zynga China (Beijing) Co. Ltd.

Zynga Game Network KK (Japan)

Zynga Game International Limited (Ireland)

Zynga Game Ireland Limited (Ireland)

Zynga Luxembourg S.à r.l. (Luxembourg)

Zynga Game Holdings Limited (Ireland)

Zynga Japan K.K. (Japan)

Zynga Game Network India Private Limited (India)

Zynga Germany GmbH (Germany)

Wonderland Software Limited (United Kingdom)

Zynga Game Canada Ltd. (Canada)